COMWELD GROUP PTY. LTD.
71 Gower Street
PRESTON VIC 3072

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Certificate of Registration on Change of Name

This is to certify that

COMWELD GROUP PTY. LTD.

Australian Company Number 007 226 815

did on the sixth day of March 2002 change its name to

CIGWELD PTY LTD

Australian Company Number 007 226 815

The company is a proprietary company.

The company is limited by shares.

The company is taken to be registered under the Corporations Act 2001 in Victoria and the date of commencement of registration is the twenty-fifth day of May, 1989.

Issued by the
Australian Securities and Investments Commission
on this sixth day of March, 2002.

David Knott
Chairman

CERTIFICATE